Exhibit (c)-(3)

www.HL.com U.S. 800.788.5300 Europe +44.20.7839.3355 Hong Kong +852.3551.2300 Japan +81.3.4577.6000 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, D.C. • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing Update Discussion Materials for the Special Committee of WSP Holdings Ltd. April 25, 2012 Preliminary and for Discussion Purposes Only

Privileged and Confidential -Preliminary and for Discussion Purposes Only Table of Contents Page HDS Proposal Update 2 Preliminary Financial Considerations 7 1 Update Discussion Materials for the Special Committee of WSP Holdings Ltd.

Privileged and Confidential -Preliminary and for Discussion Purposes Only HDS Proposal Update

HDS Proposal Update

Revised Transaction Value Overview

Summary of Revised HDS Proposal Transaction Value

(dollars and ADS in millions, except per ADS amounts)

(dollars and ADS in millions, except per ADS values)

Security	ADS Outstanding[1]	Revised HDS Proposal
ADS	20.4	$3.20

Implied Values	
Implied Common Equity	**$65.4**
Adjustments:	
Debt[2]	852.9
Cash[2]	(27.7)
Minority Interest	(2.5)
Implied Enterprise Value	**888.1**

Implied Transaction Multiples

Revenue[3]	Implied Multiple
LTM 12/31/2011	1.29x
NFY 2012	1.07x
NFY+1 2013	0.93x

Notes:
1. Based on 20.4 million outstanding ADSs per WSP public filings as of 9/30/2011 adjusted for 5:1 reverse split on 2/15/2012
2. Per WSP public filings as of 12/31/2011; cash does not include restricted cash required for working capital purposes (issuance of bank acceptance notes to suppliers)
3. LTM revenue per WSP public filings as of 12/31/2011; NFY and NFY+1 revenue figures per Company management projections
4. Date of public announcement by Company of formation of special committee to evaluate HDS's proposal
5. ADS prices per Capital IQ, adjusted for 5:1 reverse split on 2/15/2012

Implied Premiums to Historical Stock Trading Prices

Trading Period Prior to Announcement 12/13/11[4]	Closing ADS Price[5]	Implied Premium of Revised HDS Proposed Price over Average Closing ADS Price
Current 4/24/2012	$1.17	173.5%
1 Day	$2.00	60.0%
5 Day Average	$2.24	42.9%
10 Day Average	$2.13	50.6%
1 Month Average	$2.06	55.1%
3 Month Average	$2.14	49.8%
6 Month Average	$2.75	16.5%
1 Year Average	$4.59	-30.3%
52 Week High 04/15/2011	$8.16	-60.8%
52 Week Low 10/04/2011	$1.30	146.2%
IPO 12/06/2007	$42.50	-92.5%

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 3

Privileged and Confidential -Preliminary and for Discussion Purposes Only Relative Stock Performance HDS Proposal Update 5 Indexed Stock Price Performance Since WSP IPO Source: Capital IQ Note: 1. Halter USX China Index is comprised of companies whose common stock is publicly traded in the United States and the majority of whose business is conducted within the People's Republic of China 2. Selected companies include TenarisSA, VallourecSA, OAO TMK, JindalSaw Ltd., ShengliOil & Gas Pipe Holdings Limited, Shandong MolongPetroleum Machinery Co. Ltd., and Anhui TiandaOil Pipe Co. Ltd. 4/24/12 Relative Stock Performance (WSP IPO to 4/24/2012): S&P 500 Index: -9.3% Halter USX China Index1: -41.4% Selected Companies2: -50.9% WSP: -97.2%

Privileged and Confidential -Preliminary and for Discussion Purposes Only WSP Ownership Summary HDS Proposal Update 6 Source: Shareholding information per Capital IQ Notes: 1. Based on 20.4 million outstanding ADSs per WSP public filings as of 9/30/2011 adjusted for 5:1 reverse split on 2/15/2012 2. Total Public Holdings denotes shares not owned by insiders

Privileged and Confidential - Preliminary and for Discussion Purposes Only (in millions) Currenrt ADS Holdings Insiders Holdings Insiders: Piao, Longhua (Chairman and CEO) Total Insider Holdings Public Holdings Top Institutional Holders: UMW Holdings Oaktree Captial Management Total Top Institutional Holders Other Public Shareholders Total Public Holdings2 ADS Outstanding1 No. of ADS Held1 Owenership % 1 10.4 10.4 4.6 1.4 6.0 4.0 10.0 20.4 50.9% 50.9% 22.5% 6.9% 29.4% 19.7% 49.1% 100.0% Shareholding information per Capital IQ Notes: 1. Based on 20.4 million outstanding ADSs per WSP public filings as of 9/30/2011 adjusted for 5:1 reverse split on 2/15/2012 2. Total Public Holdings denotes shares not owned by insiders

Privileged and Confidential -Preliminary and for Discussion Purposes Only Historical and Projected Financials Preliminary Financial Considerations 8 Source: Historical financials per WSP public filings; projected financials per Company management Notes: 1. CAGR refers to Compound Annual Growth Rate. 2. Depreciation and amortization expense is not available per 2011 result press release and is estimated based on 2010 depreciation and amortization as a percent of revenue. 3. Impairment of long-lived assets of $17.1 million in 2010. NMF refers to not meaningful Privileged and Confidential -Preliminary and for Discussion Purposes Only Selected Companies1 Preliminary Financial Considerations 9 Source: Trading information per Capital IQ Notes: 1. No company used in this analysis for comparative purposes is identical to the Company 2. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests –cash and cash equivalents 3. Based on closing prices as of 4/24/2012 4. Calculated based on number of common shares outstanding as of the latest available Company filing 5. LTM refers to the most recently completed twelve-month period for which financial information has been made public 6. NFY refers to the next fiscal year for which financial information has not been made public 7. NFY +1 refers to the fiscal year following NFY 8. Multiples based on forward looking financial information may have been calendarizedto the Company’s fiscal year end of 12/31 9. Company NFY and NFY + 1 revenue based on non-public Company management projections NA refers to not available

Privileged and Confidential -Preliminary and for Discussion Purposes Only Selected Transactions -Manufacturers of Tubular Goods Used in Energy Sector1 Preliminary Financial Considerations 10 Source: Capital IQ Notes: 1. No transaction used in this analysis for comparative purposes is identical to the HDS proposal 2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement 3. Based on reported metric for the most recent LTM period prior to announcement of transaction NA refers to not available Privileged and Confidential -Preliminary and for Discussion Purposes Only Selected Transactions -Manufacturers of Non- Tubular Goods Equipment Used in Energy Sector1 Preliminary Financial Considerations 11 Source: Capital IQ Notes: 1. No transaction used in this analysis for comparative purposes is identical to the HDS proposal 2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement 3. Based on reported metric for the most recent LTM period prior to announcement of transaction NA refers to not available *Excluded as outlier from high, low, mean and median data Privileged and Confidential -Preliminary and for Discussion Purposes Only Implied Premiums Paid in Selected Going Private Transactions Involving US-Listed Chinese Companies Preliminary Financial Considerations 12 Source: Capital IQ and Public Filings Notes: 1. Financial information regarding the transaction has not been disclosed NA refers to not available (US$ in millions) Historical Fiscal Year Ended December Projected Fiscal Year Ended December 31, 2009A 2010A 2011A 2012E 2013E 2014E 2015E ‘Reported Revenue $577.0 $470.5 $686.1 $830.7 $953.1 $1,083.5 $1,225.4 Revenue Growth % -36.7% -18.5% 45.8% 21.1% 14.7% 13.7% 13.1 % Cost of Goods Sold (496.7) (467.4) (637.6) (712.2) (817.1) (929.9) (1,051.5) Gross Profit $80.4 $3.1 $48.5 $118.5 $136.0 $153.6 $173.9 Gross Margin % 13.9% 0.7% 7.1% 14.3% 14.3% 14.2% 14.2% Selling, General & Administrative Expenses (63.0) (87.8) (96.3) (72.2) (72.2) (72.2) (72.2) Other Operating Expenses 2.6 2.9 2.8 (2.9) (2.9) (2.9) (2.9) Depreciation & Amortization(2) 29.6 34.3 50.0 53.1 59.8 59.8 59.8 Total Adjustments’ 0.0 17.1 0.0 0.0 0.0 0.0 0.0 ‘Adjusted EBITDA $49.5 ($30.6) $5.0 $96.5 $120.7 $138.3 $158.6 EBITDA Margin % 8.6% -6.5% 0.7% 11.6% 12.7% 12.8% 12.9% Depreciation & Amortization (29.6) (34.3) (50.0) (53.1) (59.8) (59.8) (59.8) ‘Adjusted EBIT $19.9 ($64.8) ($45.0) $43.3 $60.8 $78.5 $98.7 EBIT Margin % .3.5% -13.8% -6.6% 5.2% 6.4% 7.2% 8.1% Interest Expense, net (17.0) (26.0) (30.6) (88.1) (85.7) (82.5) (76.2) Adjusted Pre-tax Income $2.9 ($90.9) ($75.6) ($44.8) ($24.9) ($4.1) $22.6 Taxes @ 15.0% (0.4) 13.6 11.3 6.7 3.7 0.6 (3.4) ‘Adjusted Net Income $2.5 ($77.2) ($64.2) ($38.1) ($21.2) ($3.4) $19.2 Net Income Margin % 0.4”/, -16.4% -9.4% -4.6% -2.2% -0.3% 1.6% Additional Financial Information Capital Expenditures $132.8 $139.3 $93.4 $50.0 $30.0 $30.0 $30.0 $30.0 Capex as a % of Sales 23.0% 29.6% 1.3.6% 6.0% 13% 2.8% 2.4% 2.2% Historical financials per WSP public filings; projected financials per Company management Notes: 1. CAGR refers to Compound Annual Growth Rate. 2. Depreciation and amortization expense is not available per 2011 result press release and is estimated based on 2010 depreciation and amortization as a percent of revenue. 3. Impairment of long-lived assets of $17.1 million in 2010. NMF refers to not meaningful 2016E 11.9% (1,17598) $195.0 14.2% (72.2) (2.9) 59.8 0.0 $179.8 13.1% (59.8) $119.9 8.7% (71.4) $48.5 (7.3) $41.2 3.0% CAGR1 2011A - 2016 14.8% 104.6% NMF

Preliminary Financial Considerations

Selected Companies[1]

(US$ millions, except exchange rate and per ADS amounts)

	Stock Exchange	Trading Currency	Exchange Rate to USD	Share Price[3]	Equity Market Value[3,4]	Enterprise Value[3,4]	Implied Enterprise Value[2] to Revenue Multiple LTM[5]	NFY 2012[6,8]	NFY+1 2013[7,8]
Tenaris SA	BIT	EUR	0.76	$17.80	$21,017.8	$21,360.9	2.14x	1.89x	1.73x
Vallourec SA	ENXTPA	EUR	0.76	57.13	6,937.4	9,015.6	1.29x	1.17x	1.05x
OAO TMK	MICEX	RUB	29.34	3.07	2,654.0	6,306.6	0.93x	0.93x	0.87x
Jindal Saw Ltd.	BSE	INR	52.67	3.01	831.3	1,230.0	1.34x	1.03x	0.84x
Shengli Oil & Gas Pipe Holdings Limited	SEHK	HKD	7.76	0.12	287.7	345.2	1.20x	0.50x	0.38x
Shandong Molong Petroleum Machinery Co. Ltd.	SEHK	HKD	7.76	0.76	301.2	357.5	0.82x	0.57x	0.56x
Anhui Tianda Oil Pipe Co. Ltd.	SEHK	HKD	7.76	0.18	184.4	199.4	0.28x	0.25x	0.24x
Low							0.28x	0.25x	0.24x
High							2.14x	1.89x	1.73x
Median							1.20x	0.93x	0.84x
Mean							1.14x	0.91x	0.81x
WSP (Current Trading)[9]				$1.17	$23.9	$846.6	1.23x	1.02x	0.89x
WSP (Implied Revised HDS Proposal)[9]				3.20	65.4	888.1	1.29x	1.07x	0.93x

Source: Trading information per Capital IQ
Notes:
1. No company used in this analysis for comparative purposes is identical to the Company
2. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents
3. Based on closing prices as of 4/24/2012
4. Calculated based on number of common shares outstanding as of the latest available Company filing
5. LTM refers to the most recently completed twelve-month period for which financial information has been made public
6. NFY refers to the next fiscal year for which financial information has not been made public
7. NFY +1 refers to the fiscal year following NFY
8. Multiples based on forward looking financial information may have been calendarized to the Company's fiscal year end of 12/31
9. Company NFY and NFY + 1 revenue based on non-public Company management projections
NA refers to not available

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 9

Preliminary Financial Considerations

Selected Transactions - Manufacturers of Tubular Goods Used in Energy Sector[1]

(dollars in millions)

Announced	Effective	Target	Acquiror	Transaction Value[2]	Percentage Sought	Implied Transaction Value/ Revenue[3] Multiple
01/31/2012	NA	Sobena Offshore Inc. Sdn Bhd	Marubeni-Itochu Tubulars Asia Pte Ltd; Hendroff Holdings Sdn. Bhd.	$9.0	51.0%	1.33x
12/20/2011	03/30/2012	Lakeside Steel, Inc.	JMC Steel Group, Inc.	96.6	100.0%	0.45x
02/03/2011	NA	Sumitomo Metal Industries Ltd.	Nippon Steel Corp.	25,177.8	90.3%	1.46x
04/19/2010	06/14/2010	OCI Energy Sdn Bhd	Daya Materials Bhd	8.8	100.0%	0.85x
02/27/2009	04/28/2009	PT. Seamless Pipe Indonesia Jaya	Tenaris SA	79.7	77.5%	0.57x
			Tubular Low	$8.8		0.45x
			High	$25,177.8		1.46x
			Median	$79.7		0.85x
			Mean	$5,074.4		0.93x
			Implied Revised HDS Proposal	$888.1	49.1%	1.29x

Source: Capital IQ
Notes:
1. No transaction used in this analysis for comparative purposes is identical to the HDS proposal
2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement
3. Based on reported metric for the most recent LTM period prior to announcement of transaction
NA refers to not available

Privileged and Confidential - Preliminary and for Discussion Purposes Only
Houlihan Lokey | 10

Privileged and Confidential -Preliminary and for Discussion Purposes Only Implied Premiums Paid in Selected Going Private Transactions Involving US-Listed Chinese Companies Preliminary Financial Considerations 11 Source: Capital IQ Notes: 1. No transaction used in this analysis for comparative purposes is identical to the HDS proposal 2. Transaction Value refers to the implied enterprise value of the target company, based on the announced transaction equity price and other public information available at time of announcement 3. Based on reported metric for the most recent LTM period prior to announcement of transaction NA refers to not available *Excluded as outlier from high, low, mean and median data (dollars in millions) Announced Effective Target Acquiror Transaction Value2 Percentage Sought Implied Transaction Value/ Revenue(3) Multiple 02/20/2012 NA Flint Energy Services Ltd. URS Corporation $1,471.0 100.0% 0.90x 11/23/2011 12/14/2011 Seaboard International, Inc. The Weir Group PLC 678.0 100.0% 7.01x 10/28/2011 10/28/2011 Specialty Supply, L.P. Hunting plc 36.0 100.0% 2.03x 07/14/2011 07/14/2011 Canada Tech Corp. Reservoir Group Ltd. 5.0 100.0% 0.45x 07/05/2011 06/30/2011 CRTS, Inc. Insituform Technologies Inc. 39.0 100.0% 2.93x 10/06/2010 01/10/2011 T-3 Energy Services Inc. Robbins & Myers Inc. 417.5 100.0% 2.09x 08/24/2010 08/31/2010 Dresser Oil Tools, Inc. McJunkin Red Man Corporation 9.3 100.0% 0.78x 05/03/2010 12/31/2010 Cuming Corporation Deep Down, Inc. 55.0 100.0% 0.75x 02/21/2010 08/27/2010 Smith International, Inc. Schlumberger Limited 13,658.4 100.0% 1.66x 02/04/2010 NA KNM Group Bhd Goldman Sachs Group, Merchant Banking Division; 1,236.2 NA 2.30x Goldman Sachs Capital Partners VI, L.P.; Mettiz Capital 04/22/2009 06/12/2009 National Coupling Company, Inc. Hunting plc 52.5 100.0% NA Non-Tubular Low $5.0 0.45x High $13,658.4 2.93x Median $55.0 1.66x Mean $1,605.3 1.54x Overall Low $5.0 0.45x (Tubular and Non-tubular) High $25,177.8 2.93x Median $79.7 1.33x Mean $2,570.0 1.34x Implied Revised HDS Proposal $888.1 49.1% 1.29x

Preliminary Financial Considerations

Implied Premiums Paid in Selected Going Private Transactions Involving US-Listed Chinese Companies

			Offer Premium vs.				
Announced Date	Company Name	Offer Price (US$)	1 Day Prior	1 Month Prior	3 Month Prior	12 Month Prior	52 Week High
Announced							
04/17/2012	Shengtai Pharmaceutical Inc.	$1.65	50.0%	26.9%	33.1%	-17.1%	-17.1%
04/02/2012	Winner Medical Group Inc.	4.30	26.5%	16.2%	66.7%	-7.1%	-18.9%
03/27/2012	Zhongpin, Inc.	13.50	46.6%	25.6%	55.2%	-11.6%	-22.0%
03/01/2012	Tibet Pharmaceuticals, Inc.	3.00	78.6%	211.7%	229.7%	-39.1%	-42.3%
02/24/2012	Gushan Environmental Energy Limited	1.60	30.0%	24.6%	-5.9%	-67.5%	-68.3%
02/21/2012	China TransInfo Technology Corp.	5.65	9.7%	20.0%	71.7%	20.5%	9.1%
01/20/2012	AsiaInfo-Linkage, Inc. [1]	NA	NA	NA	NA	NA	NA
01/07/2012	Pansoft Company Limited	3.76	88.5%	49.8%	88.9%	-6.2%	-24.6%
12/28/2011	Fushi Copperweld, Inc.	9.50	26.3%	25.3%	91.5%	6.6%	-25.5%
11/23/2011	Andatee China Marine Fuel Services Corporation	4.21	20.6%	57.7%	201.1%	-18.2%	-27.7%
07/26/2011	China Advanced Construction Materials	2.65	15.2%	47.2%	-11.7%	-35.2%	-50.8%
Closed							
11/14/2011	China GrenTech Corp. Ltd.	3.15	23.0%	66.7%	47.9%	-1.6%	-16.2%
10/28/2011	China Real Estate Information Corporation	6.62	22.5%	35.0%	4.5%	-32.3%	-38.0%
10/15/2011	Shanda Interactive Entertainment Ltd.	41.35	23.5%	20.0%	10.9%	3.5%	-23.7%
06/27/2011	Tiens Biotech Group USA Inc.	1.72	67.0%	29.4%	26.5%	-6.0%	-12.7%
03/25/2011	Funtalk China Holdings Limited	7.20	17.1%	44.0%	34.6%	15.2%	-16.4%
03/07/2011	China Fire & Security Group Inc.	9.00	43.8%	52.5%	26.2%	-43.0%	-43.1%
01/28/2011	China Security & Surveillance Technology Inc.	6.50	33.2%	25.5%	21.5%	-12.4%	-26.9%
11/11/2010	Chemspec International Limited	8.10	28.2%	30.6%	2.4%	38.7%	-4.7%
10/10/2010	Harbin Electric, Inc.	24.00	20.2%	45.5%	37.6%	23.5%	-7.7%
04/08/2010	Tongjitang Chinese Medicines	4.50	13.6%	17.8%	21.3%	23.3%	-11.8%
Closed							
Mean			29.2%	36.7%	23.3%	0.9%	-20.1%
Median			23.3%	32.8%	23.9%	1.0%	-16.3%
Overall							
Mean			16.6%	43.6%	52.7%	-8.3%	-15.4%
Median			16.1%	30.0%	33.8%	-6.7%	-12.2%
Implied Revised HDS Offer		$3.20	60.0%	54.2%	52.4%	-39.6%	-64.1%

Source: Capital IQ and Public Filings
Notes:
1. Financial information regarding the transaction has not been disclosed
NA refers to not available

Privileged and Confidential - Preliminary and for Discussion Purposes Only

HOULIHAN LOKEY | 12

Privileged and Confidential -Preliminary and for Discussion Purposes Only Disclaimer Preliminary Financial Considerations 13 This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee of the Board of Directors (the “Committee”) of WSP Holdings Ltd. (“WSP” or the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only and may not be relied upon by any person or entity for any purpose except as expressly permitted by Houlihan Lokey’s engagement letter. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and neither the Committee, the Company nor Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. 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If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then such statement is being delivered to support the promotion or marketing of the transaction or matter addressed and such person should seek advice based on its particular circumstances from an independent tax advisor. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. 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The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, one or more parties that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory services to clients. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. Houlihan Lokey’s or its affiliates’ proprietary interests may conflict with the Company’s interests. Houlihan Lokey may have advised, may seek to advise and may in the future advise companies mentioned in the materials.